UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2009

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Invesco Ltd.

(Exact name of registrant as specified in its charter)

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Bermuda	001-13908	98-0557567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, NE, Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 892-0896

n/a

(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Credit Agreement

On June 9, 2009, Invesco Ltd. (the “Company”) and its indirect subsidiary IVZ, Inc. (“IVZ”) entered into a three-year unsecured $500 million revolving credit facility agreement (the “Credit Agreement”) with a syndicate of lenders named therein, including Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, and The Bank of New York Mellon, SunTrust Bank, The Toronto-Dominion Bank, HSBC Bank USA, National Association and Morgan Stanley Bank, N.A., as co-documentation agents. The obligations of IVZ under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries.

The Credit Agreement replaces an existing $900 million Amended and Restated Five Year Credit Agreement, dated as of December 3, 2007, as amended (the “Prior Credit Agreement”) entered into by the Company and its direct subsidiary Invesco Holding Company Limited (“IHCL”). The Prior Credit Agreement was scheduled to expire on March 31, 2010 but was terminated concurrent with entry into the new credit facility. Neither the Company nor IHCL incurred any early termination fees in connection with the termination of the Prior Credit Agreement. At the time of termination, there were no loans outstanding under the Prior Credit Agreement.

Amounts borrowed under the Credit Agreement are repayable at maturity on June 9, 2012, provided that such maturity date will automatically be accelerated to March 16, 2012 if 90% or more of the $300 million face amount of IHCL’s 5.625% Unsecured Senior Notes due April 17, 2012 are not repaid, repurchased or defeased prior to March 16, 2012. Subject to certain conditions, IVZ has the right to increase the aggregate commitments under the Credit Agreement up to $750 million. The proceeds of the Credit Agreement are to be used for working capital, capital expenditures and other lawful purposes, including to provide liquidity support for commercial paper issued by IVZ, to finance acquisitions and to repurchase equity and debt of the Company and its subsidiaries on certain conditions set forth in the Credit Agreement.

Borrowings under the Credit Agreement will bear interest at (i) LIBOR for specified interest periods or (ii) a floating base rate (based upon the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.50% and (c) LIBOR for an interest period of one month plus 1.00%), plus, in either case, an applicable margin determined with reference to IVZ's or IHCL’s credit ratings and specified credit default spreads. Based on current credit ratings of IHCL and such credit default spreads, the applicable margin for LIBOR-based loans would be 1.50% and for base rate loans would be 0.50%. In addition, IVZ is required to pay the lenders a facility fee on the aggregate commitments of the lenders (whether or not used) at a rate per annum which is based on IVZ's or IHCL’s credit ratings. Based on current credit ratings of IHCL, the annual facility fee will be equal to 0.50%.

The Credit Agreement contains customary restrictive covenants on the Company and its subsidiaries. Restrictive covenants in the Credit Agreement include, but are not limited to: prohibitions on creating, incurring or assuming any liens; making or holding external loans; entering into certain restrictive merger arrangements; selling, leasing, transferring or otherwise disposing of assets; making certain investments; making a material change in the nature of the business; making material amendments to organic documents; making a significant accounting policy change in certain situations; making or entering into restrictive agreements; becoming a general partner to certain investments; entering into transactions with affiliates; incurring certain indebtedness through the non-guarantor subsidiaries; and making certain restricted payments (with respect to equity and debt holders). Many of these restrictions are subject to certain minimum thresholds and exceptions. Financial covenants under the Credit Agreement include: (i) the quarterly maintenance of a debt/EBITDA ratio, as defined in the Credit Agreement, of not greater than 3.25:1.00 through December 31, 2010 and not greater than 3.00:1.00 thereafter, (ii) a coverage ratio (EBITDA, as defined in the Credit Agreement/interest payable for the four consecutive fiscal quarters ended before the date of determination) of not less than 4.00:1.00, and (iii) maintenance on a monthly basis of consolidated long term assets under management (as defined in the Credit Agreement) of not less than $194.8 million, which amount is subject to a one-time reset by IVZ under certain conditions.

The Credit Agreement contains customary provisions regarding events of default which could result in an acceleration or increase in amounts due, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, certain judgments, ERISA matters, cross-default to other debt agreements, governmental action prohibiting or restricting the Company or its subsidiaries in a manner that has a material adverse effect and failure of certain guaranty obligations.

The lenders (and their respective affiliates) may have provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, leasing, foreign exchange, trust or other advisory services to the Company and its subsidiaries and affiliates. These parties may have received, and may in the future receive, customary compensation for these services.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which will be filed as a exhibit to the Company’s Quarterly Report on Form 10-Q for the second quarter of 2009. The Credit Agreement will be so filed in order to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transaction described in this Current Report on Form 8-K, the Credit Agreement is not intended to be a source of factual, business or operational information about the parties. Investors are not third-party beneficiaries under the Credit Agreement and should not rely on the representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

Item 1.02	Termination of a Material Definitive Agreement.

The discussion of the Credit Agreement set forth in response to Item 1.01 above is incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

The discussion of the Credit Agreement set forth in response to Item 1.01 above is incorporated herein by reference. The Company and its subsidiaries have not made any borrowings under the Credit Agreement at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Ltd.

By:	/s/ Kevin M. Carome Kevin M. Carome
Senior Managing Director and General Counsel

Date: June 9, 2009